EXHIBIT P

                            L. ROY PAPP & ASSOCIATES
                              PAPP STOCK FUND, INC.
                         PAPP AMERICA-ABROAD FUND, INC.
                       PAPP AMERICA-PACIFIC RIM FUND, INC.
                              PAPP FOCUS FUND, INC.
                     PAPP SMALL & MID-CAP GROWTH FUND, INC.

                                 CODE OF ETHICS

                            Adopted December 21, 1994

         The purpose of this Code of Ethics ("Code") is to establish standards and procedures to be followed by the partners and employees of L. Roy Papp & Associates ("Adviser") and by the unaffiliated directors of The Papp Mutual Funds ("Funds") to avoid any conflict of interest, or the appearance of any conflict of interest, between the interests of the Funds and their shareholders, the interests of the investment counsel Clients of the Adviser, and the interests of the Adviser and its partners and employees.

         This Code of Ethics has been adopted by the Boards of Directors of the Funds and by the Adviser to address these concerns and to meet the legal requirements imposed by the Investment Company Act and the rules thereunder.

                               GENERAL PRINCIPLES

Prohibitions

         The Investment Company Act and rules make it illegal for any person covered by the Code, directly or indirectly, in connection with the purchase or sale of a security held or to be acquired by the Funds to:

          (a)  employ any device, scheme or artifice to defraud the Funds;

          (b) make to the Funds any untrue statement of a material fact or omit to state to the Funds a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

          (c) engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon the Funds; or

          (d)  engage in any manipulative practice with respect to the Funds.

Personal Securities Transactions

         L. Roy Pap & Associates believes its professional staff should own equity securities and that, for the most part, these should be the same securities as those owned by the Clients and the Funds, because only through a personal financial involvement with the product the Adviser recommends to its Clients and Funds can their aspirations and frustrations be fully understood.


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Concurrent with this belief however is the recognition that the interests of the
Clients and Funds must come first and that even perceived conflicts of interest must be avoided.

         A purpose of this Code is to regulate the personal securities transactions by personnel of the Adviser and the unaffiliated directors of the Funds as part of an effort to detect and prevent conduct that might violate the general prohibitions outlined above. A personal securities transaction is a transaction in a security in which a person subject to this Code has a beneficial interest. Security is interpreted very broadly for this purpose, and includes any right to acquire any security, for example, an option or warrant. One has a beneficial interest in a security that is owned individually, jointly, or as a guardian, executor, or trustee, or in which he or his spouse, minor children, or other dependents living in his household, have an interest.

         In any situation where the potential for conflict exists, transactions for the Clients and Funds must take precedence over any personal transaction.

         In small firm like L. Roy Papp & Associates all personnel are involved in a variety of tasks and at one time or another are likely to know what securities the Firm or Funds are purchasing or selling. Accordingly, the following restrictions apply to all of the partners and employees of the Firm. However, a number of them do not apply to the unaffiliated directors of the Funds in their capacities as such.

Restrictions on Personal Securities Transactions

         The following restrictions apply to all partners and employees of the Adviser and to the unaffiliated directors of the Funds. No partner or employee of the Adviser or unaffiliated director of a Fund shall:

          (a) Knowingly sell to or purchase from the Funds any security or other property, except for securities issued by the Funds.

          (b) Purchase or sell for his or her personal account and benefit or for the account and benefit of any relative, any security which the person knows or has reason to believe is being purchased or sold or considered for purchase or sale by the Funds or Clients of the Adviser, until the Funds' or Clients' transactions have been completed or consideration of such transactions has been abandoned.

         This section shall not restrict purchases or sales for the accounts of the Adviser's Clients provided that the Funds and the Adviser's other Clients are treated fairly and equitably in connection with those purchases and sales. A Client of the Adviser who pays a fee for the Adviser's services shall be treated in the same manner as any other Client, even if the Client is related to a partner or employee of the Adviser or is an entity in which a partner or employee of the Adviser has an equity interest. At the date of adoption of this Code, such Clients include Marco Investment Company and Hillcrest Enterprises, both limited partnerships, in which Bruce C. Williams, a person subject to the Code, has an equity interest and Morris Carll, who is a relative of Rosellen C. Papp, a person subject to the Code.

         The following restrictions apply only to the partners and employees of
L. Roy Papp & Associates:


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          (c)  Purchases of any security in an initial public offering is prohibited. This is a flat prohibition and no exceptions will be permitted.

          (d) No security shall be acquired in a private placement without the express written prior approval of Robert L. Mueller (hereafter, the "Compliance Officer") or L. Roy Papp (hereafter, "LRP"). In deciding whether that approval should be granted, the Compliance Officer or LRP will consider whether the investment opportunity should be reserved for the Funds and their shareholders and whether the opportunity has been offered because of the person's relationship with the Funds. A partner or employee of the Adviser who has been authorized to acquire a security in a private placement must disclose that investment if he or she later participates in consideration of an investment in that security by the Funds or by Investment Advisory Clients of the Adviser. Any investment decision relating to that security must be made by other personnel.

          (e) Short-term trading in securities on the Adviser's active eligible list by partners and employees of the Adviser is prohibited. Any profits realized from the purchase and sale, or sale and purchase, of the same or equivalent securities within 60 calendar days must be disgorged even if the person is unaware of the violation.

          (f) No partner or employee of the Adviser may accept any gift or other thing of more than de minimus value from any person or other entity that does business with the Adviser or Funds. However, it is not the intent of this Code to prohibit the everyday courtesies of business life.

         (g) No partner or employee of the Adviser may serve as a member of the Board of Directors or as a trustee of a publicly held company without the prior written approval of the Compliance Officer or LRP, based on a determination that the board service would not be inconsistent with the interests of the Clients of the Adviser and the Funds and their shareholders. If a partner or employee of the Adviser is serving as a board member of a publicly held company, that person shall not participate in making investment decisions relating to the securities of the company on whose board he or she sits.

Compliance Procedures

         A. All personal securities transactions by partners and employees of the Adviser must be conducted through brokerage accounts that have been identified to the Compliance Officer.

         B. All personal securities transactions by partners and employees of the Adviser, except transactions deemed exempt (as described in the section entitled "Exempt Transactions") must be cleared in advance with the Compliance Officer or LRP. If the proposed trade is not executed within two business days after pre-clearance, the pre-clearance will expire and the request must be made again.

         C. No personal securities transaction by a partner or employee of the Adviser will be pre-cleared if the Funds or any Investment Counsel Client has a conflicting order pending or is actively considering a purchase or sale of the same security. A conflicting order is any order for the same security, or an option on that order, which has not been fully executed. A purchase or sale of a security is being "actively considered" if a recommendation to purchase or sell has been


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made for the Funds or any Investment Counsel Client and is pending, or, with respect to the person making the recommendation, that person is seriously considering making the recommendation. It is the obligation of the partners and employees of the Adviser to check with the portfolio managers to determine that no conflicts exist when they are contemplating a personal securities transaction.

         Under most circumstances, a personal securities transaction by a partner or employee of the Adviser will not be approved until the first business day after completion of any transactions for the Funds or an investment counsel account of the Adviser.

         However, depending on the circumstances, the Compliance Officer or LRP may extend the period to seven days. Such circumstances include the urgency of the partner or employee of the Adviser to buy or sell a given security and the amount of trading of a particular security, e.g., Microsoft, which trades daily in the millions of shares versus Bandag, whose stock trades only a few thousand shares daily.

         D. Each partner and employee of the Adviser shall disclose his or her personal securities holdings upon the commencement of employment with the Adviser and annually thereafter.

         E. (1) An unaffiliated director of the Funds shall report to the Compliance Officer any personal securities transaction where the unaffiliated director, at the time of the transaction, knew, or in the ordinary course of fulfilling his or her duties as an unaffiliated director, should have known that on the day of his or her transaction, or within 15 days before or after that day, a purchase or sale of that security was made by or considered for the Funds.

            (2) All partners and employees of the Adviser shall identify to the Compliance Officer any brokerage account in which they have a beneficial interest by instructing the broker to deliver to the Compliance Officer duplicate confirmations of all transactions and duplicate monthly statements.

            (3) Any personal securities transaction by a partner or employee of the Adviser which for any reason does not appear in the brokerage records described above shall be reported to the Compliance Officer within 10 days after the transaction takes place.

         F. Reports filed by the unaffiliated directors of the Funds or by partners and employees of the Adviser may be in any form (including copies of confirmations or monthly statements) but must include: (i) the date of the transaction, the title and number of shares, and the principal amount of each security involved; (ii) the nature of the transaction (i.e., purchase, sale, gift, or other type of acquisition or disposition); (iii) the price at which the transaction was effected; (iv) the name the broker, dealer, or bank with or through whom the transaction was effected; and (v) the name of the reporting person.

         G. The Compliance Officer shall monitor the trading patterns of all partners and employees of the Adviser.

         H. Each partner and employee of the Adviser and each unaffiliated director of the Funds is required to certify annually that he or she has read and understands the Code and recognizes that he or she is subject to the Code. Each partner and employee of the Adviser is required to certify annually that he or she has disclosed or reported all personal securities transactions required to be disclosed or reported under the Code.


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         I. The officers of the Funds shall prepare an annual report to the
Boards of Directors of the Funds that:

          1. summarizes existing procedures concerning personal investing and any changes in those procedures during the past year;

          2. identifies any violations of the Code during the past year requiring significant remedial action; and

          3. identifies any recommended changes in existing restrictions or procedures based upon experience under the Code, evolving industry practices, or developments in applicable laws or regulations.

Exempt Transactions

         The provisions of this Code are intended to restrict the personal investment activities of persons subject to the Code only to the extent necessary to accomplish the purposes of the Code. Therefore, the provisions of the Code shall not apply to the following transactions, except that they must be reported to the Compliance Officer as set forth hereinbefore:

          A. Purchases or sales effected in any account over which the persons subject to this Code have no direct or indirect influence or control.

          B. Purchases or sales of U.S. Government securities; shares of open-end investment companies, including but not limited to shares of the Funds; bank certificates of deposit or commercial paper; municipal bonds; and securities not actively followed by the Adviser, that is, securities not on the Adviser's active eligible list.

          C. Purchases or sales which are non-volitional on the part of either the person subject to this Code or the Funds;

          D. Purchases which are part of an automatic dividend reinvestment plan;

          E. Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of securities to the extent such rights were acquired from such issuer.

Failure To Comply

         Compliance with this Code of Ethics is a condition of employment by the Adviser and retention of positions with the Funds. Taking into consideration all relevant circumstances, LRP will determine what action is appropriate for any breach of the provisions of the Code, except by an unaffiliated board member. Possible actions include letters of sanction, suspension, or termination of employment or removal from office. The Boards of the Funds shall determine what action is appropriate for any breach of the provisions of the Code by an unaffiliated Board member, which may include removal from the Board.

         Reports filed pursuant to the Code will be maintained in confidence but will be reviewed by the Compliance Officer and LRP to verify compliance with the Code. Additional information may be required to clarify the nature of particular transactions.


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Retention of Records

         The Secretary of the Funds shall maintain the records listed below for a period of five years at the Funds' principal place of business in an easily accessible place:

          A.   a list of persons subject to the Code during the period;

          B. receipts signed by all persons subject to the Code acknowledging receipt of copies of the Code and that they are subject to it;

          C. a copy of each Code of Ethics that has been in effect at any time during the period; and

          D. a copy of each report filed pursuant to the Code and a record of any known violations and actions taken as a result thereof during the period.

                                   * * * * * *

         I affirm that I have received a copy of this Code of Ethics and have read and understand it. I will comply with the Code in all respects.

Date: __________________________      __________________________________________

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